BreitBurn Announces That It Believes Allegations In A Lawsuit Reportedly Filed by Quicksilver Are Without Merit And It Intends To Defend Itself Vigorously

LOS ANGELES, November 3, 2008 (BUSINESS WIRE) —BreitBurn Energy Partners L.P. (NASDAQ-BBEP; "BBEP" or "BreitBurn") announced today that it understands that Quicksilver Resources Inc. (NYSE-KWK; "Quicksilver") has filed a lawsuit naming BreitBurn, several BreitBurn related entities, Provident Energy Trust (TSX-PVE.UN; NYSE-PVX; "Provident") and several individual directors of the general partner of BreitBurn. BreitBurn has received copies of what is believed to have been filed and a Quicksilver press release announcing the filing of the lawsuit. BreitBurn believes that the allegations in the lawsuit are without merit and intends to defend itself vigorously against the allegations.

BreitBurn believes that there are several points that may help to clarify matters relating to the lawsuit for its unitholders as described below. In addition, BreitBurn has described further below a brief summary of certain transactions referred to in the lawsuit and in Quicksilver’s press release.

•	BreitBurn first received notice by facsimile of Quicksilver's intention to file a lawsuit on Friday, October 31, 2008, shortly before the lawsuit was reportedly filed on that date.
•
The allegations in the lawsuit relate to events that occurred months ago. However, Quicksilver did not make these allegations to BreitBurn until Quicksilver sent the notice of the lawsuit to BreitBurn.

•
BreitBurn's representatives have had a number of contacts with Quicksilver's representatives over the last few months in connection with BreitBurn's filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 to register the resale of BreitBurn common units acquired by Quicksilver in November 2007. In connection with its review of the Form S-3, Quicksilver did not provide any notice to BreitBurn that it objected to amendments made to BreitBurn’s partnership agreement, including the voting rights provisions in that agreement, which are described in the Form S-3.

•
Certain of the allegations in the lawsuit relate to transactions, including an amendment to BreitBurn’s partnership agreement, that occurred in June 2008 in connection with the acquisition by BreitBurn of interests in BreitBurn held by Provident and BreitBurn Energy Corporation (“BreitBurn Corporation”). All of these transactions were approved by the conflicts committee of the board of directors of the general partner of BreitBurn in accordance with BreitBurn's partnership agreement. The conflicts committee is comprised of independent directors.

•	With respect to the alleged “restriction” on “Quicksilver Resources' ability to replace the directors of BreitBurn GP” (see Quicksilver press release dated October 31, 2008):

o
When Quicksilver acquired its BreitBurn common units last year, the limited partners of BreitBurn did not have the right to elect the members of the board of directors of the general partner of BreitBurn. As clearly stated in BreitBurn’s 2006 Form 10K, “Unitholders are not entitled to elect directors of our general partner…” (2006 Form 10K, p. 54).

o
When BreitBurn acquired interests in its general partner from Provident and BreitBurn Corporation in June 2008, the partnership agreement was amended and the voting rights of all of the limited partners were expanded, not restricted, to provide all of the limited partners with new rights to nominate and vote in the election of directors to the board of directors of BreitBurn’s general partner.

•	With respect to Quicksilver's allegations regarding Messrs. Washburn and Breitenbach, who own BreitBurn Corporation:
o
Prior to the purchase by BreitBurn of its general partner in June 2008, Messrs. Washburn and Breitenbach (through their wholly owned company, BreitBurn Corporation) owned a small indirect interest in BreitBurn's general partner giving them partial control as well as the right to receive distributions.

o
As part of BreitBurn's purchase of its general partner from Provident, Messrs. Washburn and Breitenbach exchanged their indirect interest in the general partner for BreitBurn common units at the same price paid to Provident. However, while Provident received cash, Messrs. Washburn and Breitenbach received BreitBurn common units, which they continue to hold today. The result is that BreitBurn now owns 100% of its general partner.

•	With respect to Quicksilver's allegation regarding Provident's long-term plans for holding interests in BreitBurn (see Quicksilver press release dated October 31, 2008):
o
BreitBurn’s management believes that all of its representations regarding this matter that were contained in the contribution agreement, pursuant to which Quicksilver acquired its BreitBurn common units, were accurate. The contribution agreement contained no specific covenant from BreitBurn with respect to Provident's continued ownership of interests in BreitBurn.

As stated above, BreitBurn believes that the allegations in the lawsuit are without merit and intends to defend itself vigorously against the allegations.

Background

On November 1, 2007, pursuant to a contribution agreement entered into on September 11, 2007, BreitBurn completed the acquisition of certain assets and equity interests in certain entities from Quicksilver consisting of natural gas, oil and midstream assets in Michigan, Indiana and Kentucky in exchange for $750 million in cash and 21,347,972 BreitBurn common units. As of November 1, 2007, the BreitBurn common units held by Quicksilver represented approximately 31.85% of the outstanding BreitBurn common units. In connection with the transaction, Quicksilver agreed that it would not sell any of the BreitBurn common units acquired by Quicksilver in the transaction prior to November 1, 2008 without BreitBurn’s consent. From and after November 1, 2008 until six months thereafter, Quicksilver agreed that it may offer and sell only up to 50% of the BreitBurn common units without BreitBurn’s consent. After May 1, 2009, Quicksilver may offer and sell all of the BreitBurn common units. Pursuant to a registration rights agreement with Quicksilver, BreitBurn agreed to register the resale of the BreitBurn common units acquired by Quicksilver in the transaction no later than November 1, 2008. A Registration Statement on Form S-3 relating to the resale of the BreitBurn common units held by Quicksilver was declared effective on October 28, 2008. As a result of the transactions in June 2008 as described below, as of November 1, 2008, the BreitBurn common units held by Quicksilver represented approximately 40.56% of the outstanding BreitBurn common units.

In June 2008, BreitBurn purchased 14,404,962 BreitBurn common units from Provident for a purchase price of $335 million. These units have been cancelled and are no longer outstanding. As a result of this transaction, Quicksilver’s ownership interest in BreitBurn was increased as noted above.

In June 2008, BreitBurn also purchased Provident’s 95.55% limited liability company interest in BreitBurn Management Company, LLC (“BreitBurn Management”), which owned BreitBurn’s general partner, for a purchase price of $10 million. In connection with the Provident purchase, BreitBurn entered into a contribution agreement with its general partner, BreitBurn Management and BreitBurn Corporation, which is wholly owned by the Co-Chief Executive Officers of BreitBurn’s general partner, Halbert S. Washburn and Randall H. Breitenbach, pursuant to which BreitBurn Corporation contributed its 4.45% limited liability company interest in BreitBurn Management to BreitBurn in exchange for 19,955 BreitBurn common units and BreitBurn Management contributed its 100% limited liability company interest in BreitBurn’s general partner to BreitBurn. On the same date, BreitBurn amended its partnership agreement, pursuant to which the economic portion of the 0.66473% general partner interest in BreitBurn was eliminated and the limited partners of BreitBurn holding BreitBurn common units were given new rights to nominate and vote in the election of directors to the board of directors of BreitBurn’s general partner. As a result of these transactions, BreitBurn’s general partner and BreitBurn Management became wholly owned subsidiaries of BreitBurn. All of the June 2008 transactions as described above were approved by the conflicts committee of the board of directors of the general partner of BreitBurn in accordance with BreitBurn's partnership agreement. The conflicts committee is comprised of independent directors.

BreitBurn Energy Partners L.P. (BBEP)

BBEP is a publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation and development of oil and gas properties. These producing and non-producing crude oil and natural gas reserves are located in the Antrim Shale in Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, the New Albany Shale in Indiana and Kentucky, and the Permian Basin in West Texas. See www.BreitBurn.com for more information.

BBEP-IR
SOURCE: BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P.
James G. Jackson, 213-225-5900 ext. 273
Executive Vice President and Chief Financial Officer
or
Ruder Finn/West
Pierre Hirsch, 415-692-3060